Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:                                                 David J. Coles

(310) 952- 1579

LEINER HEALTH PRODUCTS REACHES AGREEMENT IN PRINCIPLE ON
FORBEARANCE EXTENSION, APPOINTS CHIEF OPERATING OFFICER

Gerry Perez Joins Company as COO

CARSON, CA – December 14, 2001 – Leiner Health Products Inc. today announced that it has reached an agreement in principle with its lenders to extend its previously announced forbearance period until the completion of its financial restructuring.

The previous forbearance agreement that Leiner had entered into with its bank lenders terminated on December 14.  The extension will enable the Company to finalize the terms of and implement its financial restructuring plan.

The Company also announced that the holders of approximately 80% of its outstanding bonds had entered into Forbearance and Lock-Up Agreements that formalize the previously announced agreement in principle of such holders to support the Company’s financial restructuring plan.  To ensure that its plan will apply to all bondholders, among other reasons, the Company intends to implement the financial restructuring through a consensual prepackaged plan of reorganization under Chapter 11 of the US Bankruptcy Code early in 2002.  The Company is also currently engaged in formalizing with its bank lenders and new equity investors their previously announced agreements in principle to support the Company’s financial restructuring plan.

Robert Kaminski, Chief Executive Officer, said, “We are pleased that our financial restructuring solution has been designed to leave our suppliers unimpaired.  Thanks to the continued support of our bank lenders, we are confident that the terms of our financial restructuring plan will be finalized and implemented as planned over the next few months.”

Under the terms of the fifth forbearance agreement, Leiner’s bank lenders will continue not to exercise remedies available to them during the forbearance period.  As in the previous forbearance agreements, the extension will terminate if the Company fails to remedy any default within two business days of notice of such default.  In addition, the extension will terminate if (i) the Company does not file its disclosure statement and prepackaged plan of reorganization under Chapter 11 of the US Bankruptcy Code by February 28, 2002, (ii) the Company alters its financial restructuring plans in a manner that is not consistent in all material respects with its previously announced agreement in principle with its senior lenders regarding the restructuring, or (iii) if the Forbearance and Lock-Up Agreements between the Company and its principal bondholders terminate.

The forbearance agreement will continue to require through the end of the forbearance period, a one percent increase in the applicable margin and that the proceeds of any antitrust litigation be used to prepay outstanding bank debt.

Certain conditions to the waivers, which were effective prior to current series of forbearance agreements, continue during the forbearance period including the company’s agreement that (a) interest and letter of credit fees will be paid monthly instead of quarterly, (b) commitments to make further credit extensions are suspended, and (c) outstanding amounts under the bank credit agreement cannot be continued as or converted into LIBOR or banker’s acceptance rate loans.

Leiner also announced that Gerry Perez, a 25 year veteran of the pharmaceutical industry, joined the Company as Chief Operating Officer, on October 15, 2001.  Mr. Perez previously served as Senior Vice President of Operations at Boehringer Ingelheim, where he oversaw the manufacturing of proprietary and generic drugs and OTCs.  Prior to joining Boehringer in 1995, Mr. Perez served as Vice President of Technical Operations at Bayer.

Kaminski continued, "I am very excited to welcome Gerry, who brings more than two decades of experience and expertise, to the Leiner team.  Together with Kevin Lanigan (Executive Vice President and Corporate General Manager), who is a recognized industry leader, and Patrick Dunn (Senior Vice President, Quality/Regulatory Affairs), who heads our outstanding quality and regulatory initiative, the team is well positioned to create new levels of industry leading quality and service for America’s mass-market retailers.”

Leiner Health Products Inc., headquartered in Carson, California, is one of America’s leading vitamin, mineral, nutritional supplement and OTC pharmaceutical manufacturers.  The company markets products under several brand names, including Natures OriginTM, YourLife® and Pharmacist Formula®.  For more information about Leiner Health Products, visit www.leiner.com.

Forward-Looking Statement

Certain of the statements contained in this press release (other than statements of historical fact) are forward-looking statements, including statements regarding, without limitation, the Company’s restructuring initiative, the Company’s relationship with its lenders, trends in the Company’s business, and the Company’s future liquidity requirements and capital resources.

Forward-looking statements are made based upon management’s current expectations and beliefs concerning future developments and their potential effects upon the Company.  There can be no assurance that future developments will be in accordance with management’s expectations or that the effect of future developments on the Company will be those anticipated by management.  All forward-looking statements involve known and unknown risks and uncertainties (some of which are beyond the control of the Company) including, without limitation, the ability of the Company to restructure its long-term indebtedness, the ability of the Company to operate successfully during the reorganization proceeding and the ability of the Company to finalize a new credit agreement.  If no such agreement is reached, or if the Company fails to reach definitive agreement with its new equity investors, there can be no assurance that the forbearance agreement will be extended. If the bank lenders or the subordinated debt holders were to accelerate maturity of amounts due under the amended credit agreement or the subordinated notes, respectively, the Company would not have sufficient funds to repay its outstanding debt, and no assurance can be given that alternative sources of sufficient financing would be available on acceptable terms, or at all.  The important factors described elsewhere in this press release and in the company’s Form 10-K for the fiscal year ended March 31, 2001 on file with the Securities and Exchange Commission, could affect the Company’s actual results and could cause such results to differ materially from estimates or expectations reflected in such forward-looking statements.  In light of the factors, there can be no assurance that events anticipated by the forward-looking statements contained in this press release will in fact transpire.  The Company undertakes no obligation to republish revised forward-looking statements to reflect the occurrence of unanticipated events.

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